Exhibit 99.1

CYS Investments, Inc. Announces Fourth Quarter and Year Ended 2017 Financial Results

For Immediate Release
NEW YORK, NY – February 14, 2018– CYS Investments, Inc. (NYSE: CYS) ("CYS", "we", "our", or the "Company") today announced financial results for the quarter ended (the "Fourth Quarter") and the year ended December 31, 2017.
Fourth Quarter 2017 Highlights

•	December 31, 2017 book value per common share of $8.38, after declaring a $0.25 dividend per common share on December 8, 2017.

•	GAAP net income (loss) available to common stockholders of $3.6 million, or $0.02 per diluted common share.

•	Core Earnings plus Drop Income of $33.6 million ($29.0 million Core Earnings and $4.6 million Drop Income), or $0.22 per diluted common share ($0.19 Core Earnings and $0.03 Drop Income).

•	Interest rate spread net of hedge, including Drop Income, of 1.20%.

•	December 31, 2017 leverage ratio of 7.33:1.

•	Operating expenses of $6.2 million, or 1.57% of average stockholders' equity. Operating expenses, excluding non-recurring charges, of $5.9 million and 1.49%, respectively.

•	Weighted-average amortized cost of agency residential mortgage-backed securities ("Agency RMBS") and U.S. Treasuries (collectively, "Debt Securities") of $102.92.

•	Constant Prepayment Rate ("CPR") of 9.3% for the quarter.

•	The Company's duration gap decreased to 0.61 at December 31, 2017 from 0.79 at September 30, 2017 after adding $1 billion of notional to the hedge portfolio and simultaneously extending the duration.

•	Total stockholder return (loss) on common equity of 0.35%.
Full Year 2017 Highlights

•	Maintained consistent $0.25 per common share quarterly dividend throughout 2017 for an annual total of $1.00 per common share.

•	December 31, 2017 book value per common share up $0.05 per share to $8.38, after declaring $1.00 of dividends per common share, a total stockholder return on common equity of 12.6%.

•	GAAP net income (loss) available to common stockholders of $160.4 million, or $1.05 per diluted common share.

•
Core Earnings plus Drop Income of $152.9 million ($123.0 million Core Earnings and $29.9 million Drop Income), or $1.00 per diluted common share ($0.81 Core Earnings and $0.19 Drop Income), consistent with the annual per share dividends.

•	Interest rate spread net of hedge, including Drop Income, of 1.39%.

•	Operating expenses of $23.0 million, or 1.47% of average stockholders' equity. $21.9 million and 1.40%, respectively, excluding effects on non-recurring charges.

•
Issued approximately 3 million shares through at-the-market transactions under the Equity Distribution Agreement at an average sales price of $8.76 per share raising approximately $25.5 million of net proceeds, after deducting placement fees and expenses.

Market Commentary
During the Fourth Quarter of 2017, markets broke out of their narrow range that had characterized the first three quarters of the year. Tax reform legislation became increasingly likely and was signed before quarter end. Correspondingly, rates across the yield curve moved higher during the quarter as expectations for growth and inflation, as well as for three more rate hikes in 2018, rose. Notably, short-term rates rose more than longer-term rates, and the yield curve continued to flatten. The spread between 2-year and 10-year U.S. Treasuries compressed 32 basis points ("bps") in the Fourth Quarter to end the quarter at 53 bps.
The yield on 5-year U.S. Treasuries climbed 27 bps during the Fourth Quarter to end the year at 2.21%, while yields on 10-year U.S. Treasuries rose only 8 bps for the same period to end the year at 2.41%. Prices of Agency RMBS dropped in the Fourth Quarter as rates moved higher. The price of generic 30-year 3.5% Agency RMBS fell $0.32 during the Fourth Quarter, while the price of 15-year 3.0% Agency RMBS dropped $0.84 for the period. Our transition to a higher weighting of 30-year Agency RMBS, which is priced off of the longer-end of the yield curve, from 15-year securities, which are priced off the front-end of the yield curve, during the year and in the Fourth Quarter helped soften the effect of Fourth Quarter price declines spurred by rising short-term rates and the flattening yield curve.
During the Fourth Quarter, we took advantage of "special" financing in the U.S. Treasury market in the form of negative interest rates, and replaced some of our 15-year Agency RMBS holdings with 3-year U.S. Treasuries as the market provided very attractive, negative financing rates. This repositioning resulted in lower price volatility in our overall investment portfolio, while simultaneously lowering our average cost of funds for the quarter. As financing levels became less "special" in the latter half of the Fourth Quarter, we rebalanced out of some of our U.S. Treasury positions back into 30-year Agency RMBS.
We took the opportunity to increase the size and duration of our hedge portfolio during the Fourth Quarter in anticipation of a rising rate environment. During the Fourth Quarter, we incrementally added $1 billion in notional to our hedge portfolio and extended the average duration to 3.3 years from 3.2 years in the quarter ended September 30, 2017 (the "Prior Quarter").
In December, the Federal Open Market Committee ("FOMC") effected its third rate hike of 2017. It was the first year in three in which it met its own expectations. The target federal funds rate (the "Federal Funds Rate") was in the 1.25% to 1.50% range at December 31, 2017. The FOMC currently anticipates three interest rate hikes in 2018, and the market is increasingly accepting this estimate as reflected in the Fed funds futures markets. The equity markets rallied despite the three interest rate hikes by the Fed in 2017. Bond markets took the moves in stride with a moderate yield curve flattening and equity markets marched higher, closing the year near all-time highs after solid appreciation through the year, reflecting tax reform induced growth expectations.
The path of interest rates in 2018 will be, at least in part, driven by the FOMC. Notably, the FOMC composition and Fed leadership in 2018 is quite different from what it has been in recent years. In 2018, the organization will be led by a new Chair, Jerome ("Jay") Powell and, once named and confirmed, a new Vice Chair. Additionally, only four voters (Brainard, Dudley, Powell and Quarles) who voted in 2017 will be voting in 2018, and we could see seven new voters on the committee during the year. Although it is anticipated that the FOMC will continue to operate on the existing set course, we have yet to see how the new leadership might react to unexpected inflation, other shocks to the economy or concerns about financial stability. U.S. fiscal policy and global central bank actions could also influence changes in US interest rates.
In September of 2017, the Fed announced its balance sheet normalization plan, which it initiated in October of 2017 and which will reach its maximum monthly run-off targets by October of 2018. As balance sheet normalization takes full-effect and markets are faced with significant net supply of U.S. Treasury securities and Agency RMBS during the second half of 2018, these valuations could become vulnerable. As always, we will continue to assess opportunities in the Agency RMBS, U.S. Treasury and interest rate markets to best position our asset and hedge portfolios, as well as our financing position.
Fourth Quarter 2017 Results
Prior to October 1, 2017, "Interest rate hedge expense, net" was referred to as "Swap and cap interest expense" in the Consolidated Statement of Operations. This line item includes the following: (i) net periodic payments made on interest rate swaps and interest rate caps, (ii) the periodic amortization of premiums paid to enter into interest rate caps, and (iii) the periodic amortization of premiums paid to enter into swaptions, less, total payments received in connection with (A) the receive leg of our interest rate swaps, and (B) payments received in connection with interest rate caps. On October 1, 2017, the name was changed to “Interest rate hedge expense, net”, to better reflect the broad nature of items included in this line items, all of which reflect the Company’s net cost of hedging its exposure to interest rates. Prior period financial statement line items have been renamed to conform to the current period presentation.
The Company’s book value per common share on December 31, 2017 was $8.38, compared to $8.60 at September 30, 2017, after declaring a $0.25 dividend per common share on December 8, 2017. The book value was impacted by an increase in interest rates during the Fourth Quarter and a corresponding decline in the price of Agency RMBS. The decrease in the value of the Company's Debt Securities during the Fourth Quarter was partially offset by a net realized and unrealized gain in the value of our derivative instruments.
In the Fourth Quarter, the Company generated Core Earnings plus Drop Income (defined below) of $33.6 million, or $0.22 per diluted common share, comprised of Core Earnings of $29.0 million, or $0.19 per diluted common share, and Drop Income of $4.6 million, or $0.03 per diluted common share. This compares to Prior Quarter Core Earnings plus Drop Income of $37.0 million, or $0.24 per diluted common share, consisting of Core Earnings of $29.8 million, or $0.19 per diluted common share, and Drop Income of $7.2 million, or $0.05 per diluted common share. Drop Income decreased by $2.6 million in the Fourth Quarter as a result of a lower volume of forward purchase settling transactions from which we derive Drop Income, coupled with less specialness (i.e., implied favorable financing) in the forward-settling trade ("TBA") market.
Core Earnings decreased by approximately $0.8 million in the Fourth Quarter from the Prior Quarter primarily as a result of the 25 bps rate hike in December, resulting in a $3.3 million increase in interest expense due to an increase in the average cost of funds on repurchase agreements ("repo borrowings") and a $1.1 million increase in total expenses, partially offset by a $2.5 million increase in total interest income and a $1.1 million decrease in interest rate hedge expense, net. The increase in interest expense is a direct result of the 25 bps rate hike in December, resulting in an increase in the average cost of funds to 1.36% in the Fourth Quarter, from 1.30% in the Prior Quarter. An increase in the average repo borrowings during the Fourth Quarter also contributed to an increase in interest expense. The increase in total expenses was due to a $1.1 million increase in incentive compensation accrual during the Fourth Quarter as a result of the Company's annual performance being better than anticipated. The increase in total interest income largely resulted from a decrease in prepayment speeds and the weighted-average cost of our

Debt Securities portfolio during the Fourth Quarter, resulting in a $0.7 million reduction in amortization expense compared to the Prior Quarter. The $1.1 million net decrease in interest rate hedge expense, net stems from an increase in the 3-month London Interbank Offered Rate ("LIBOR") during the Fourth Quarter, the index for the receive-leg of our swaps and caps, partially offset by a $1.0 billion expansion of the hedge portfolio notional during the quarter (as further described below).
In the Fourth Quarter, our total interest income increased to $81.4 million from $79.0 million in the Prior Quarter due to an increase in the average settled Debt Securities to $11.9 billion during the Fourth Quarter from $11.3 billion during the Prior Quarter. The average yield on our settled Debt Securities decreased to 2.73% in the Fourth Quarter, from 2.79% in the Prior Quarter. The decrease in the average yield was largely due to an increase in lower yielding U.S. Treasury holdings in the Fourth Quarter. The Fourth Quarter weighted-average experienced CPR decreased to 9.3% from 9.5% in the Prior Quarter, while amortization expense decreased $0.7 million to $13.7 million from $14.4 million in the Prior Quarter. The weighted-average cost basis of our Debt Securities portfolio decreased to $102.92 at December 31, 2017 from $103.01 at September 30, 2017.
The Company's net interest income of $46.2 million in the Fourth Quarter, down approximately $0.8 million from $47.0 million in the Prior Quarter, is due to the increase in total interest expense, partially offset by the increase in total interest income described above.
Our Economic Net Interest Income, a non-GAAP measure, is generated primarily from the net spread, or difference, between the interest income we earn on our investment portfolio and the cost of our borrowings and hedging activities. The amount of Economic Net Interest Income we earn on our investments depends in part on our ability to manage our financing costs, which represents a significant portion of our total expenses. Economic Interest Expense consists of interest expense, as computed in accordance with GAAP, plus interest rate hedge expense, net used to hedge our cost of funds, a component of net gain (loss) on derivative instruments in the Company's Consolidated Statements of Operations. We present the non-GAAP measures Economic Net Interest Income, and Economic Interest Expense to provide an economic measure of our interest income and expense net of borrowing and hedge expense, which management uses to evaluate the Company's investment portfolio. We believe providing users of our financial information with such measures in addition to the related GAAP measures gives users additional transparency into the information used by our management in its financial and operational decision-making, which is meaningful information to consider in addition to the related GAAP measures as it reflects the economic cost of financing our investment portfolio. The following table presents a reconciliation of GAAP total net interest income and interest expense to Economic Net Interest Income and Economic Net Interest Expense, respectively, for each respective period.

	Quarter Ended				Year Ended
(dollars in thousands)	December 31, 2017	September 30, 2017	June 30, 2017	March 31, 2017	December 31, 2017	December 31, 2016
Net interest income	$46,179	$46,990	$50,906	$52,092	$196,167	$220,258
Interest rate hedge expense, net	5,841	6,948	8,434	8,327	29,550	55,798
Economic net interest income	$40,338	$40,042	$42,472	$43,765	$166,617	$164,460

Total interest expense	$35,242	$31,971	$26,182	$21,221	$114,616	$74,279
Interest rate hedge expense, net	5,841	6,948	8,434	8,327	29,550	55,798
Economic interest expense	$41,083	$38,919	$34,616	$29,548	$144,166	$130,077
The Company's Economic Net Interest Income, which reflects interest rate hedge expense, net as well as interest expense on repo borrowings, was $40.3 million in the Fourth Quarter, an increase of approximately $0.3 million from $40.0 million in the Prior Quarter. The increase in Economic Net Interest Income was primarily due to an increase in total interest income and a decrease in interest rate hedge expense, net, partially offset by an increase in total interest expense, all of which is described in detail above.
In the Fourth Quarter, Economic Interest Expense totaled $41.1 million, compared to $38.9 million in the Prior Quarter. Interest expense on repo borrowings increased to $35.2 million in the Fourth Quarter from $32.0 million in the Prior Quarter due to a 6 bps increase in the average cost of funds and a $0.5 billion increase in average repurchase agreements, while interest rate hedge expense, net decreased by $1.1 million during the Fourth Quarter as a direct result of an increase in 3-month LIBOR, partially offset by the hedge portfolio expansion. During the Fourth Quarter, we terminated a swap with a $0.5 billion notional and a weighted-average pay rate of 1.02% and replaced it with swaps with a combined notional of $1.5 billion and a weighted-average pay rate and maturity of 2.17% and 4.3 years, respectively.
The $32.9 million increase in realized and unrealized gains on derivative instruments during the Fourth Quarter results from an increase in swap rates, coupled with the expansion of the hedge portfolio. During the Fourth Quarter, 5-year and 7-year swap rates increased by 24 bps and 17 bps, respectively, whereas they increased by 4 bps and 3 bps, respectively, during the Prior Quarter. Overall, the adjusted average cost of funds and hedge increased to 1.43% during the Fourth Quarter, from 1.39% during the Prior Quarter. The Company’s interest rate spread net of hedge including Drop Income decreased to 1.20% in the Fourth Quarter from 1.32% in the Prior Quarter as a result of the increase in interest expense and decrease in Drop Income, partially offset by the increase in total interest income and decrease in interest rate hedge expense, net during the Fourth Quarter as further described above.
The Company recognized an aggregate net realized and unrealized gain (loss) from investments of $(80.3) million in the Fourth Quarter, compared to $31.1 million in the Prior Quarter. The net loss on investments during the Fourth Quarter emanates from an increase in interest rates during the Fourth Quarter resulting in a decrease in the prices of our Agency RMBS as previously described.
The Company recognized a net realized and unrealized gain (loss) on derivative instruments of $55.0 million in the Fourth Quarter (comprised of $57.3 million of net realized and unrealized gain on swap and cap contracts, and $(2.3) million of net realized and unrealized loss on TBA dollar roll transactions whereby the Company is not contractually obligated to accept delivery on the settlement date (the "TBA Derivatives")), compared to a net realized and unrealized gain on derivative instruments of $22.1 million in the Prior Quarter (comprised of $16.2 million of net realized and unrealized gain on swap and cap contracts, and $5.9 million of net realized and unrealized gain on TBA Derivatives). The net increase in the value of our hedge portfolio during the Fourth Quarter was due primarily to an expansion of the hedge portfolio and the increase in swap rates during the Fourth Quarter.

The Company’s operating expense ratio as a percentage of average stockholders' equity was 1.57% in the Fourth Quarter, or 1.49% excluding the effect of non-recurring charges, compared to 1.31% in the Prior Quarter. The increase in the operating expense ratio during the Fourth Quarter is largely due to a $1.1 million increase in the incentive compensation accrual as a direct result of the Company's annual performance being better than anticipated.
Set forth below are summary financial data for the four quarters in 2017, and the years ended December 31, 2017 and 2016:

(in thousands)	Quarters Ended *				Year Ended
Key Balance Sheet Metrics	December 31, 2017	September 30, 2017	June 30, 2017	March 31, 2017	December 31, 2017	December 31, 2016
Average settled Debt Securities (1)	$11,910,563	$11,335,599	$10,796,064	$10,819,433	$11,233,526	$11,781,920
Average total Debt Securities (2)	$13,068,179	$12,722,188	$12,479,401	$12,485,920	$12,701,093	$13,212,278
Average repurchase agreements and FHLBC Advances (3)	$10,346,783	$9,820,318	$9,276,572	$9,264,522	$9,697,163	$10,290,967
Average Debt Securities liabilities (4)	$11,504,399	$11,206,907	$10,959,909	$10,931,009	$11,164,730	$11,721,325
Average stockholders' equity (5)	$1,581,986	$1,570,974	$1,550,906	$1,539,245	$1,561,583	$1,704,701
Average common shares outstanding (6)	155,009	152,487	151,729	151,572	152,700	151,522
Leverage ratio (at period end) (7)	7.33:1	7.02:1	7.20:1	7.15:1	7.33:1	7.06:1
Liquidity as % of stockholders' equity (8)	65%	68%	69%	69%	65%	61%
Hedge Ratio (9)	99%	86%	97%	99%	99%	92%
Book value per common share (at period end) (10)	$8.38	$8.60	$8.31	$8.26	$8.38	$8.33
Weighted-average amortized cost of Agency RMBS and U.S. Treasuries (11)	$102.92	$103.01	$103.31	$103.26	$102.92	$103.78

Key Performance Metrics
Average yield on settled Debt Securities (12)	2.73%	2.79%	2.86%	2.71%	2.77%	2.50%
Average yield on total Debt Securities including Drop Income (13)	2.63%	2.71%	2.75%	2.65%	2.68%	2.48%
Average cost of funds (14)	1.36%	1.30%	1.13%	0.92%	1.18%	0.72%
Average cost of funds and hedge (15)	1.59%	1.59%	1.49%	1.28%	1.49%	1.26%
Adjusted average cost of funds and hedge (16)	1.43%	1.39%	1.26%	1.08%	1.29%	1.11%
Interest rate spread net of hedge (17)	1.14%	1.20%	1.37%	1.43%	1.28%	1.24%
Interest rate spread net of hedge including Drop Income (18)	1.20%	1.32%	1.49%	1.57%	1.39%	1.37%
Operating expense ratio (19)	1.57%	1.31%	1.40%	1.61%	1.47%	1.39%

Total stockholder return on common equity (20)	0.35%	6.50%	3.63%	2.16%	12.61%	(0.21%)
Constant prepayment rate (weighted-average experienced 1-month) (21)	9.3%	9.5%	7.5%	8.1%	8.6%	12.1%
__________

(1)	The average settled Debt Securities is calculated by averaging the month-end cost basis of settled Debt Securities during the period.

(2)	The average total Debt Securities is calculated by averaging the month-end cost basis of total Debt Securities and unsettled Debt Securities (inclusive of TBA Derivatives) during the period.

(3)	The average repurchase agreements and FHLBC Advances are calculated by averaging the month-end repurchase agreements and FHLBC Advances balances during the period.

(4)
The average Debt Securities liabilities are calculated by adding the average month-end repurchase agreements and FHLBC Advances balances plus average unsettled Debt Securities (inclusive of TBA Derivatives) during the period.

(5)	The average stockholders' equity is calculated by averaging the month-end stockholders' equity during the period.

(6)	The average common shares outstanding is calculated by averaging the daily common shares outstanding during the period.

(7)
The leverage ratio is calculated by dividing (i) the Company's repurchase agreements balances plus payable for securities purchased minus receivable for securities sold, plus or minus net TBA Derivative positions by (ii) stockholders' equity.

(8)	Liquidity as % of stockholders' equity is calculated by dividing unencumbered liquid assets by stockholders' equity.

(9)	The Hedge ratio for the period is calculated by dividing the combined total Interest Rate Swaps and Interest Rate Caps notional amount by total repurchase agreements and FHLBC Advances balances.

(10)	Book value per common share is calculated by dividing total stockholders' equity less the liquidation value of preferred stock at period end by common shares outstanding at period end.

(11)	The weighted-average amortized cost of Agency RMBS and U.S. Treasuries is calculated using a weighted-average cost by security divided by the current face at period end.

(12)	The average yield on settled Debt Securities for the period is calculated by dividing total interest income by average settled Debt Securities.

(13)
The average yield on total Debt Securities including Drop Income for the period is calculated by dividing total interest income plus Drop Income by average total Debt Securities. Drop Income is a component of our net realized and unrealized gain (loss) on investments and derivative instruments in the consolidated statements of operations. Drop Income is the difference between the spot price and the forward-settlement price for the same security on the trade date.

(14)	The average cost of funds for the period is calculated by dividing repurchase agreement and FHLBC Advances interest expense by average repurchase agreements and FHLBC Advances for the period.

(15)
The average cost of funds and hedge for the period is calculated by dividing repurchase agreement and FHLBC Advances interest expense and interest rate hedge expense, net by average repurchase agreements and FHLBC Advances.

(16)
The adjusted average cost of funds and hedge for the period is calculated by dividing repurchase agreement and FHLBC Advances interest expense and interest rate hedge expense, net by average Debt Securities liabilities.

(17)	The interest rate spread net of hedge for the period is calculated by subtracting average cost of funds and hedge from average yield on settled Debt Securities.

(18)
The interest rate spread net of hedge including Drop Income for the period is calculated by subtracting adjusted average cost of funds and hedge from average yield on total Debt Securities including Drop Income.

(19)	The operating expense ratio for the period is calculated by dividing operating expenses by average stockholders' equity.

(20)	The total stockholder return on common equity is calculated as the change in book value plus dividend distributions on common stock divided by book value at the beginning of the period.

(21)	CPR represents the weighted-average 1-month CPR of the Company's Agency RMBS during the period.

*	All percentages are annualized except total stockholder return on common equity.
Portfolio

The Company's Debt Securities portfolio, including net TBA Derivatives, at fair value, increased to approximately $13.1 billion at December 31, 2017 from $12.9 billion at September 30, 2017. During the Prior Quarter, we replaced some of our 15-year Agency RMBS holdings with 3-year U.S. Treasuries, resulting in higher net interest income as a result of special financing on 3-year U.S. Treasuries when the trades were executed, coupled with lower price volatility than 15-year Agency RMBS. During the Fourth Quarter we continued to recycle out of 15-year Agency RMBS with a higher cost basis and prepayment characteristics and replaced them with 30-year Agency RMBS with a lower cost basis and a more favorable prepayment profile. As a result of the aforementioned repositioning and the increase in interest rates, we experienced a decrease in weighted-average 1-month prepayment speeds during the Fourth Quarter to 9.3% from 9.5% in the Prior Quarter. The 6 bps decline in the portfolio yield is primarily attributable to holding U.S. Treasuries for a full quarter.

The following tables detail the Company's Debt Securities portfolio, inclusive of $0.5 billion, $(0.2) billion, and $(0.3) billion of net TBA Derivative positions at December 31, 2017, September 30, 2017, and December 31, 2016, respectively (dollars in thousands):

	December 31, 2017		September 30, 2017		December 31, 2016
Asset Type	Fair Value	% of Total	Fair Value	% of Total	Fair Value	% of Total
15-Year Fixed Rate	$3,037,625	23%	$3,221,097	25%	$4,443,735	36%
20-Year Fixed Rate	32,748	—%	35,930	—%	42,348	—%
30-Year Fixed Rate	8,479,862	65%	8,118,117	63%	7,418,624	60%
Hybrid ARMs	498,630	4%	518,786	4%	385,502	3%
U.S. Treasuries	1,046,934	8%	1,017,964	8%	49,686	1%
Total	$13,095,799	100%	$12,911,894	100%	$12,339,895	100%
Key metrics related to the Company’s Debt Securities portfolio, inclusive of $0.5 billion net TBA Derivatives positions, as of December 31, 2017 are summarized below:

	Face Value	Fair Value	Weighted-Average
Asset Type	(in thousands)		Cost/Face	Fair Value/Face	Yield(1)	Coupon	CPR(2)
15-Year Fixed Rate	$2,975,397	$3,037,625	$102.26	$102.09	2.42%	3.07%	9.7%
20-Year Fixed Rate	30,692	32,748	102.53	106.70	2.55%	4.50%	23.8%
30-Year Fixed Rate	8,180,601	8,479,862	103.59	103.66	2.93%	3.70%	8.7%
Hybrid ARMs (3)	488,665	498,630	102.43	102.04	2.51%	3.06%	10.3%
Total Agency RMBS	11,675,355	12,048,865	103.20	103.20	2.78%	3.52%	9.2%
U.S. Treasuries	1,050,000	1,046,934	99.81	99.71	1.96%	1.85%	n/a
Total	$12,725,355	$13,095,799	$102.92	$102.91	2.71%	3.38%	9.2%
__________
(1) Represents a forward yield and is calculated based on the cost basis of the security at December 31, 2017. Because the forward yield is based on a projected constant prepayment rate ("CPR") and assumes no turnover in the securities on the Company’s portfolio, the Company expects the yield it realizes after December 31, 2017 will vary from those in the table above. The projected CPR is calculated utilizing Yieldbook® software and may reflect adjustments based on our judgment.
(2) Represents the actual experienced CPR for those bonds held at December 31, 2017. CPR is a method of expressing the prepayment rate for a mortgage pool that assumes a constant fraction of the remaining principal is prepaid each month. Specifically, the CPR reflects the annualized version of the experienced prior three-month prepayment rate for the securities in the portfolio at December 31, 2017. Securities with no prepayment history are excluded from this calculation.
(3) The weighted-average months to reset of the Company's Hybrid ARM portfolio was 86.1 at December 31, 2017. Months to reset is the number of months remaining before the fixed rate on a Hybrid ARM becomes a variable rate. At the end of the fixed period, the variable rate will be determined by the margin and the pre-specified caps of the Hybrid ARM and will reset thereafter annually.
Leverage & Liquidity
Our leverage was 7.33:1 at December 31, 2017, compared to 7.02:1 at the end of the Prior Quarter. As of December 31, 2017 and September 30, 2017, the Company had financed its portfolio with approximately $10.1 billion and $10.4 billion of Total Outstanding Borrowings, respectively, and recognized a payable for securities purchased net of receivable for securities sold of $1.0 billion and $1.1 billion, respectively.
At December 31, 2017, the Company’s liquidity position, consisting of unpledged Agency RMBS, U.S. Treasuries and cash and cash equivalents was approximately $1.0 billion, or 64.6% of stockholders' equity, compared to $1.1 billion, or 68.2% of stockholders' equity, at September 30, 2017.
Financing
During the Fourth Quarter, the Company financed its portfolio with average repo borrowings of $10.3 billion, with an average cost of funds of 1.36%, compared to $9.8 billion and 1.30%, respectively, during the Prior Quarter.
During the Fourth Quarter, the Company did not experience a decline in the availability of repo borrowings. At December 31, 2017, repo borrowings with any individual counterparty were less than 7.4% of our total repo borrowings. As of

December 31, 2017, we had access to a total of 53 counterparties and outstanding borrowings from 37 counterparties. Below is a summary, by region, of our repo borrowings at December 31, 2017 (dollars in thousands):

Counterparty Region	Number of Counterparties	Repo Borrowings	% of Total
North America	23	$5,929,242	58.8%
Europe	8	2,030,794	20.1%
Asia	6	2,129,881	21.1%
Total	37	$10,089,917	100.0%
Hedging
The Company utilizes interest rate swap (cancellable and non-cancellable), swaption and cap contracts (a "swap", a "swaption" or "cap", respectively) to manage interest rate risk associated with the financing of its Debt Securities portfolio.
As of December 31, 2017, the Company held swaps with an aggregate notional amount of $7.5 billion, a weighted-average fixed pay rate of 1.59%, a weighted-average receive rate of 1.45%, a weighted-average net pay rate of 0.14% and a weighted-average remaining maturity of 3.7 years. The receive rate on the Company's swaps is the three-month LIBOR, which resets quarterly and stood at 1.45% at December 31, 2017, up from 1.31% at September 30, 2017. At December 31, 2017, the Company held caps with a notional amount of $2.5 billion, a weighted-average cap rate of 1.28%, and a weighted-average remaining maturity of 2.0 years. After expanding the hedge portfolio and extending the duration, we experienced a 3 bps decrease in the net swap and cap pay rate during the Fourth Quarter to 8 bps from 11 bps in the Prior Quarter.
As of September 30, 2017, the Company held swaps with an aggregate notional amount of $6.5 billion, a weighted-average fixed pay rate of 1.41%, a weighted-average receive rate of 1.31%, a weighted-average net pay rate of 0.10% and a weighted-average remaining maturity of 3.5 years. At September 30, 2017, the Company held caps with a notional amount of $2.5 billion, a weighted-average cap rate of 1.28%, a weighted-average receive rate of 1.16% and a weighted-average remaining maturity of 2.3 years.
Key provisions of the Company's outstanding swaps and caps at December 31, 2017 are summarized below (dollars in thousands):

Interest Rate Swaps			Weighted-Average
Expiration Year	Notional Amount	Fair Value	Fixed Pay Rate	Receive Rate	Net Pay (Receive) Rate
2018	$1,000,000	$1,339	0.99%	1.41%	(0.42)%
2020	2,250,000	33,651	1.60%	1.41%	0.19%
2021	1,700,000	53,368	1.21%	1.40%	(0.19)%
2022	1,500,000	8,225	2.12%	1.54%	0.58%
2024	625,000	16,567	1.88%	1.50%	0.38%
2027	400,000	7,004	2.21%	1.60%	0.61%
Total	$7,475,000	$120,154	1.59%	1.45%	0.14%

Interest Rate Caps			Weighted-Average
Expiration Year	Notional Amount	Fair Value	Cap Rate	Receive Rate	Net Cap Rate
2019	$800,000	$7,681	1.34%	0.85%	0.49%
2020	1,700,000	31,785	1.25%	1.61%	(0.36)%
Total	$2,500,000	$39,466	1.28%	1.37%	(0.09)%
Duration Gap
Our net duration gap decreased to 0.61 at December 31, 2017 from 0.79 at September 30, 2017 as a direct result of the hedge portfolio expansion, asset portfolio repositioning and increase in interest rates during the Fourth Quarter.
Drop Income
"Drop Income" is a component of our net realized and unrealized gain (loss) on investments and net realized and unrealized gain (loss) on derivative instruments in the Company's Consolidated Statements of Operations, and is therefore excluded from Core Earnings. Drop Income is the difference between the spot price and the forward settlement price for the same Agency RMBS on the trade date. This difference is also the economic equivalent of the assumed net interest spread (yield less financing costs)

of the Agency RMBS from trade date to settlement date. The Company derives Drop Income through utilization of forward settling transactions of Agency RMBS. The Company's Drop Income and average market value of all TBAs outstanding during the Fourth Quarter and Prior Quarter follow:

	Quarter Ended		Year Ended
(dollars in thousands)	December 31, 2017	September 30, 2017	December 31, 2017	December 31, 2016
Drop Income	$4,641	$7,212	$29,912	$32,896
Average TBAs market value	1,034,786	1,224,175	1,363,012	1,404,095
Prepayments
We received $349.9 million in principal repayments and prepayments, experienced a weighted-average CPR of approximately 9.3% and net amortization expense of $13.7 million during the Fourth Quarter. This compared to $373.5 million in principal repayments and prepayments, a weighted-average CPR of approximately 9.5%, and net amortization expense of $14.4 million in the Prior Quarter. We believe the decrease in CPR was due principally to an increase in interest rates, coupled with the asset repositioning described above.
Dividend
The Company declared a common dividend of $0.25 per share for the Fourth Quarter, unchanged from the Prior Quarter. Using the closing share price of $8.03 on December 31, 2017, the Fourth Quarter dividend equates to an annualized dividend yield of 12.5%.
Results for the Year Ended December 31, 2017
The Company generated net income (loss) available to common stockholders of $160.4 million for the year ended December 31, 2017, or $1.05 per diluted common share, compared to $(4.4) million, or $(0.04) per diluted common share in 2016. Book value per common share increased to $8.38 at December 31, 2017 from $8.33 at December 31, 2016, after declaring $1.00 per share in dividends during 2017. The year-over-year increase in book value per common share and net income was due primarily to Core Earnings of $123.0 million and $57.8 million of net realized and unrealized gains on derivative instruments, largely offset by $153.4 million of dividend distributions on common stock and a $20.3 million net realized and unrealized loss on investments.
During the year ended December 31, 2017, the Company generated Core Earnings plus Drop Income of $152.9 million, or $1.00 per diluted common share ($0.81 Core Earnings and $0.19 Drop Income), compared to $154.3 million, or $1.02 per diluted common share ($0.81 Core Earnings and $0.21 Drop Income), in 2016.
Core Earnings increased by approximately $1.6 million for the year ended December 31, 2017 from 2016 primarily as a result of a $26.2 million decrease in interest rate hedge expense, net, a $16.2 million increase in total interest income and a $0.6 million decrease in operating expenses, partially offset by a $40.3 million increase in interest expense due to an increase in the average cost of funds on repurchase agreements and a $1.2 million decrease in other income. The decrease in interest rate hedge expense, net primarily results from an increase in 3-month LIBOR, partially offset by an expansion of the hedge portfolio. The increase in total interest income largely resulted from a decrease in prepayment speeds, combined with a decrease in the weighted-average cost of our Debt Securities portfolio during 2017 that results from the asset portfolio repositioning previously described. The decrease in prepayment speeds and weighted-average cost of our Debt Securities portfolio during 2017 resulted in a $28.9 million reduction in amortization expense compared 2016 and was partially offset by a $0.5 billion decrease in the average total Debt Securities. The increase in interest expense is a direct result of three separate 25 bps rate hikes during 2017, resulting in an increase in the average cost of funds to 1.18% in 2017, from 0.72% in 2016, partially offset by a $0.6 billion decrease in average repurchase agreements and FHLBC Advances.
Drop Income decreased by $3.0 million in the year ended December 31, 2017 as a result of a decline in the volume of forward purchase settling transactions from which we derive Drop Income and due to slightly less special financing available in TBA market during 2017 compared to 2016.
The Company recognized a net realized and unrealized gain (loss) on derivative instruments of $57.8 million for the year ended December 31, 2017, comprised of $52.4 million of net realized and unrealized gain on swap and cap contracts, and $5.4 million of net realized and unrealized gain on TBA Derivatives. During 2016, the company recognized a net realized and unrealized gain (loss) on derivative instruments of $(11.5) million, comprised of $(20.6) million of net realized and unrealized loss on TBA Derivatives, and $9.1 million of net realized and unrealized gain on swap and cap contracts. The decrease in net realized and unrealized gain (loss) on derivative instruments during 2017 was primarily due to an expansion of the hedge portfolio, combined with an increase in swap rates during 2017. For illustrative purposes, 5-year swap rates increased by 26 bps and decreased by 24 bps during 2017 and 2016, respectively.

Operating expenses approximated $23.0 million and $23.6 million for the years ended December 31, 2017 and 2016, respectively, representing an expense ratio of 1.47% for 2017, compared to 1.39% for 2016. The increase in expense ratio is primarily attributable to a decrease in average stockholders' equity to $1.56 billion for the year ended December 31, 2017 compared to $1.70 billion during 2016, partially offset by a decrease in operating expenses. The decrease in operating expenses during 2017 was due primarily to a $1.7 million decrease in tax expense, partially offset by an increase of $0.7 million in employee incentive compensation and $0.5 million of accelerated vesting of our prior Chief Financial Officer's restricted stock upon retirement in March 2017. Excluding non-recurring costs of $1.1 million and $2.6 million in 2017 and 2016, the operating expense ratio was 1.40% and 1.23%, respectively.
Equity Placement Program ("EPP")
On August 4, 2017, the Company entered into an equity distribution agreement (the "Equity Distribution Agreement") with JMP Securities LLC, whereby the Company may, from time to time, publicly offer and sell up to 20,000,000 shares of the Company’s common stock through at-the-market transactions and/or privately negotiated transactions. During the year ended December 31, 2017, the Company issued 2,951,491 shares under the Equity Distribution Agreement at an average sales price of $8.76 per share, raising approximately $25.5 million of net proceeds after deducting placement fees and expenses. As of December 31, 2017, 17,048,509 shares of common stock remained available for issuance to be sold under the Equity Distribution Agreement.
Dividend Reinvestment and Direct Stock Purchase Plan ("DRSPP")
On September 15, 2017, the Company renewed its Dividend Reinvestment and Direct Stock Purchase Plan ("DRSPP"), whereby stockholders may reinvest cash dividends and purchase up to 10,000,000 shares of our common stock. Stockholders may also make optional cash purchases of shares of common stock subject to certain limitations detailed in the respective plan prospectus. For the year ended December 31, 2017, the Company issued 294,650 shares at an average sales price of $8.77 per share, raising approximately $2.6 million, after deducting placement fees and expenses.
Share Repurchase Program
The Company did not repurchase any shares for the year ended December 31, 2017. As of December 31, 2017, the Company had approximately $155.5 million available under the share repurchase program to repurchase shares of its common stock.
Conference Call
The Company will host a conference call at 9:00 AM Eastern Time on Thursday, February 15, 2018, to discuss its financial results for the quarter and year ended December 31, 2017. To participate in the call by telephone, please dial (888) 647-8086 at least 10 minutes prior to the start time and reference the conference passcode 3680829. International callers should dial (484) 821-5013 and reference the same passcode. The conference call will be webcast live over the Internet and can be accessed at the Company’s web site at http://www.cysinv.com. To listen to the live webcast, please visit http://www.cysinv.com at least 15 minutes prior to the start of the call to register, download, and install necessary audio software.
A dial-in replay will be available on Thursday, February 15, 2018, at approximately 12:00 PM Eastern Time through Thursday, March 1, 2018, at approximately 11:00 AM Eastern Time. To access this replay, please dial (855) 859-2056 and enter the conference ID number 3680829. International callers should dial (404) 537-3406 and enter the same conference ID number.  A replay of the conference call will also be archived on the Company’s website at http://www.cysinv.com.
Additional Information
The Company will make available a supplemental presentation on the Company's website, contemporaneously with the filing of this Form 8-K. The supplemental presentation will be available on the Webcasts/Presentations section of the Company's website.
About CYS Investments, Inc.
CYS Investments, Inc. is a specialty finance company that primarily invests on a leveraged basis in residential mortgage pass-through certificates for which the principal and interest payments are guaranteed by Fannie Mae, Freddie Mac or Ginnie Mae. The Company refers to these securities as Agency RMBS. The Company has elected to be treated as a real estate investment trust for federal income tax purposes.
Forward-Looking Statements Disclaimer
This release contains "forward-looking statements" made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995, including those relating to the Company's performance, interest rate volatility, the prices and supply and demand of Agency RMBS and U.S. Treasury securities, earnings, equity returns, yields, investment environment, economic growth, inflation, interest rates, hedges, prepayments, the U.S. and global economies, and the effect of actions of the U.S.

government, including the Fed, and the FOMC on the Company's results. Forward-looking statements typically are identified by use of the terms such as "believe," "expect," "anticipate," "estimate," "plan," "continue," "intend," "should," "may" or similar expressions. Forward-looking statements are based on the Company's beliefs, assumptions and expectations of the Company's future performance, taking into account all information currently available to the Company. The Company cannot assure you that actual results will not vary from the expectations contained in the forward-looking statements. All of the forward-looking statements are subject to numerous possible events, factors and conditions, many of which are beyond the control of the Company and not all of which are known to the Company, including, without limitation, market conditions and those described in the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 2016 and Quarterly Reports on Form 10-Q for the quarters ended March 31, 2017, June 30, 2017 and September 30, 2017, which have been filed with the Securities and Exchange Commission. All forward-looking statements speak only as of the date on which they are made. New risks and uncertainties arise over time, and it is not possible to predict those events or how they may affect us. Except as required by law, the Company is not obligated to, and does not intend to, update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

CYS INVESTMENTS, INC.
CONSOLIDATED BALANCE SHEETS
(dollars in thousands, except per share data)

	December 31, 2017	September 30, 2017	June 30, 2017	March 31, 2017	December 31, 2016 (1)
	(unaudited)	(unaudited)	(unaudited)	(unaudited)
Assets:
Cash and cash equivalents	$4,132	$804	$1,264	$584	$1,260
Investments in securities, at fair value:
Agency mortgage-backed securities (including pledged assets of $9,287,317, $10,291,015, $9,834,904, $9,482,227 and $10,233,165, respectively)	11,587,720	12,092,527	11,705,696	11,011,163	12,599,045
U.S. Treasury securities (including pledged assets of $1,046,934, $620,730, $24,841, $26,334 and $44,469, respectively)	1,046,934	1,017,964	24,841	49,688	49,686
Receivable for securities sold and principal repayments	301,398	157,730	689	573	409,849
Receivable for cash pledged as collateral	—	—	—	—	600
Interest receivable	32,890	33,385	32,340	31,401	31,825
Derivative assets, at fair value	159,629	107,588	92,520	136,552	142,556
Other investments	9,765	8,028	8,028	8,028	8,028
Other assets	3,114	3,511	4,038	2,929	2,419
Total assets	$13,145,582	$13,421,537	$11,869,416	$11,240,918	$13,245,268
Liabilities and stockholders' equity:
Liabilities:
Repurchase agreements	$10,089,917	$10,383,226	$9,370,845	$9,015,594	$9,691,544
Payable for securities purchased	1,290,805	1,264,639	817,597	524,482	1,881,963
Payable for cash received as collateral	139,614	77,326	64,402	101,819	91,503
Accrued interest payable	41,468	34,007	28,810	25,457	27,908
Accrued expenses and other liabilities	4,969	4,058	3,045	3,559	6,170
Dividends payable	4,410	43,158	42,342	42,337	4,410
Derivative liabilities, at fair value	152	6,586	6,725	—	6,051
Total liabilities	$11,571,335	$11,813,000	$10,333,766	$9,713,248	$11,709,549
Stockholders' equity:
Preferred Stock, $0.01 par value, 50,000 shares authorized:
7.75% Series A Cumulative Redeemable Preferred Stock, (3,000 shares issued and outstanding, respectively, $75,000 in aggregate liquidation preference)	$72,369	$72,369	$72,369	$72,369	$72,369
7.50% Series B Cumulative Redeemable Preferred Stock, (8,000 shares issued and outstanding, respectively, $200,000 in aggregate liquidation preference)	193,531	193,531	193,531	193,531	193,531
Common Stock, $0.01 par value, 500,000 shares authorized (155,010, 154,990, 151,731, 151,708 and 151,435 shares issued and outstanding, respectively)	1,550	1,550	1,517	1,517	1,514

Additional paid in capital	1,976,310	1,975,476	1,946,856	1,945,966	1,944,908
Retained earnings (accumulated deficit)	(669,513)	(634,389)	(678,623)	(685,713)	(676,603)
Total stockholders' equity	$1,574,247	$1,608,537	$1,535,650	$1,527,670	$1,535,719
Total liabilities and stockholders' equity	$13,145,582	$13,421,537	$11,869,416	$11,240,918	$13,245,268
Book value per common share	$8.38	$8.60	$8.31	$8.26	$8.33
 __________________

(1)	Derived from audited consolidated financial statements.

CYS INVESTMENTS, INC.
CONSOLIDATED STATEMENTS OF OPERATIONS (UNAUDITED)

	Quarters Ended				Year Ended
(In thousands, except per share data)	December 31, 2017	September 30, 2017	June 30, 2017	March 31, 2017	December 31, 2017	December 31, 2016 (1)
Interest income:
Agency RMBS	$75,358	$78,809	$77,027	$73,227	$304,421	$291,097
Other	6,063	152	61	86	6,362	3,440
Total interest income	$81,421	$78,961	$77,088	$73,313	$310,783	$294,537
Interest expense:
Repurchase agreements	$35,242	$31,971	$26,182	$21,221	$114,616	$70,230
FHLBC Advances	—	—	—	—	—	4,049
Total interest expense	35,242	31,971	26,182	21,221	114,616	74,279
Net interest income	$46,179	$46,990	$50,906	$52,092	$196,167	$220,258
Other income (loss):
Net realized gain (loss) on investments	$(23,647)	$(5,215)	$(19,831)	$(66,044)	$(114,737)	$19,463
Net unrealized gain (loss) on investments	(56,651)	36,337	51,299	63,478	94,463	(132,500)
Net unrealized gain (loss) on FHLBC Advances	—	—	—	—	—	(1,299)
Other income	39	38	39	47	163	1,361
Net realized and unrealized gain (loss) on investments, FHLBC Advances and other income	(80,259)	31,160	31,507	(2,519)	(20,111)	(112,975)
Interest rate hedge expense, net	(5,841)	(6,948)	(8,434)	(8,327)	(29,550)	(55,798)
Net realized and unrealized gain (loss) on derivative instruments	54,969	22,117	(18,324)	(1,012)	57,750	(11,483)
Net gain (loss) on derivative instruments	49,128	15,169	(26,758)	(9,339)	28,200	(67,281)
Total other income (loss)	$(31,131)	$46,329	$4,749	$(11,858)	$8,089	$(180,256)
Expenses:
Compensation and benefits	$3,985	$2,994	$3,004	$3,776	$13,759	$12,934
General, administrative and other	2,232	2,140	2,426	2,438	9,236	10,677
Total expenses	6,217	5,134	5,430	6,214	22,995	23,611

Net income (loss)	$8,831	$88,185	$50,225	$34,020	$181,261	$16,391
Dividends on preferred stock	(5,203)	(5,203)	(5,203)	(5,203)	(20,812)	(20,812)
Net income (loss) available to common stockholders	$3,628	$82,982	$45,022	$28,817	$160,449	$(4,421)
Net income (loss) per common share basic & diluted	$0.02	$0.54	$0.30	$0.19	$1.05	$(0.04)
 __________________

(1)	Derived from audited consolidated financial statements.
Core Earnings
"Core Earnings" represents a non-GAAP financial measure and is defined as net income (loss) available to common stockholders excluding net realized and unrealized gain (loss) on investments and derivative instruments, and net unrealized gain (loss) on FHLBC Advances. Management uses Core Earnings to evaluate the effective yield of the portfolio after operating expenses. The Company believes that providing users of the Company's financial information with such measures, in addition to the related GAAP measures, gives investors greater transparency and insight into the information used by the Company's management in its financial and operational decision-making.
The primary limitation associated with Core Earnings as a measure of the Company's financial performance over any period is that it excludes the effects of net realized and unrealized gain (loss) on investments and derivative instruments, and net unrealized gain (loss) on FHLBC Advances. In addition, the Company's presentation of Core Earnings may not be comparable to similarly-titled measures of other companies, which may use different calculations. As a result, Core Earnings should not be considered a substitute for the Company's GAAP net income (loss), a measure of our financial performance or any measure of our liquidity under GAAP.
The following table reconciles Net income to Core Earnings, a non-GAAP measure, and summarizes Core Earnings, plus Drop Income for the periods presented.

	Quarters Ended				Year Ended
(dollars in thousands, except per share data)	December 31, 2017	September 30, 2017	June 30, 2017	March 31, 2017	December 31, 2017	December 31, 2016
Net income (loss) available to common stockholders	$3,628	$82,982	$45,022	$28,817	$160,449	$(4,421)
Net realized (gain) loss on investments	23,647	5,215	19,831	66,044	114,737	(19,463)
Net unrealized (gain) loss on investments	56,651	(36,337)	(51,299)	(63,478)	(94,463)	132,500
Net realized and unrealized (gain) loss on derivative instruments	(54,969)	(22,117)	18,324	1,012	(57,750)	11,483
Net unrealized (gain) loss on FHLBC Advances	—	—	—	—	—	1,299
Core Earnings	$28,957	$29,743	$31,878	$32,395	$122,973	$121,398
Core Earnings per average share	$0.19	$0.19	$0.21	$0.21	$0.81	$0.81
Drop Income	$4,641	$7,212	$8,678	$9,382	$29,912	$32,896
Drop Income per average share	$0.03	$0.05	$0.06	$0.07	$0.19	$0.21
Core Earnings plus Drop Income	$33,598	$36,955	$40,556	$41,777	$152,885	$154,294
Core Earnings plus Drop Income per average share	$0.22	$0.24	$0.27	$0.28	$1.00	$1.02